Weatherbie Footnote 1

EXHIBIT 99.1

Non-Derivative Securities Beneficially Owned

Title of Security	Amount of Securities Beneficially Owned	Ownership
Common Stock	58999	Spouse
Common Stock	340	Minor Children
Common Stock	24663	Self Directed IRA

Derivative Securities Beneficially Owned

Conversion or Exercise Price of Derivative Security	Title of Derivative Security	Transaction Date	Date Exercisable	Expiration Date	Title	Amount of Shares	Number of derivative Securities Beneficially Owned Following Reported Transaction	Ownership
8.94	Option	1999-12-31	2000-12-31	2009-12-31	Common Stock	20000		D
8.94	Option	2000-01-01	F1	2010-01-01	Common Stock	15000		D
6.625	Option	2000-12-31	2001-12-31	2010-12-31	Common Stock	15000		D
6.625	Option	2001-01-01	F1	2011-01-01	Common Stock	15000		D
8.32	Option	2002-01-01	F1	2012-01-01	Common Stock	15000		D
10.106	Option	2002-12-31	2003-12-31	2012-12-31	Common Stock	4000		D
10.106	Option	2003-01-01	F1	2013-01-01	Common Stock	15000	99000	D

F1

Shares vest under these options in specified increments upon the reporting person and the company meeting specified financial and/or qualitative objectives and goals. At January 1, 2003, 30,000  shares had vested under these four options.